Exhibit 99.1

JAGGED PEAK, INC. ANNOUNCES FINANCIAL RESULTS FOR

THE FOURTH QUARTER OF FISCAL 2007

Company Contact:	Investor Relations Contact:
Jagged Peak, Inc.	Jagged Peak, Inc.
Paul Demirdjian	Andrew J. Norstrud
727.499.1717	727.499.1717

•	NET REVENUES DURING THE QUARTER INCREASED OVER 55% TO $4.5 MILLION

•	POSITIVE NET INCOME FOR THE QUARTER

•	OVER 200,000 POSITIVE EBITDA FOR THE FOURTH QUARTER

CLEARWATER, FL– March 24, 2008–Jagged Peak, Inc. (OTCBB: JGPK), a global provider of enterprise commerce, demand management, and fulfillment solutions and services, announced financial results for the Fourth quarter ended December 28, 2007.

Net revenues for the 13-week period ended December 28, 2007 increased over 55 percent to approximately $4.5 million, compared to approximately $2.9 million for the 13-week period ended December 29, 2006. The increase in revenue primarily related to the continued expansion of services to existing customers, customer growth and new technology customers. Cost of sales, which consists primarily of labor, software amortization, technology, facilities and other reimbursable expenses, increased by approximately 36 percent, to approximately $3.4 million, compared to approximately $2.5 million for the same period last year. As a percentage of revenue, cost of sales decreased by over 5 percent compared to the same period last year. The increased cost of sales and the decrease as a percentage of revenue resulted primarily from increased order volume, increased production capacity and technology enhancements. General and Administrative expenses decreased by approximately 50 percent to approximately $1 million compared with costs of approximately $2 million during the same period last year. The decrease was primarily related to several one time expenses in the previous year. The Company reported income of approximately $12,300, compared with a net loss of approximately $1,235,200 for the same period last year.

Paul Demirdjian, Chief Executive Officer of Jagged Peak, Inc. commented, “We continue to have record revenues quarter after quarter and see the success of our growth strategies. We expect to see this pattern continue as we concentrate on our sales and marketing departments.” Mr. Demirdjian also commented, “Our positive net income for the quarter is evidence that our overall business model is sound and we are excited about our growth opportunity for the coming years.”

Andrew J. Norstrud, Chief Financial Officer of Jagged Peak, Inc., commented, “Our management team has concentrated on growth strategies that are not capital intensive to enable Jagged Peak to grow without the need for significant debt or capital infusions. We have accomplished this while controlling our general and administrative costs and maintaining our positive EBITDA. We have grown our warehouse capacity through our software enhancements and the development of our partnership network throughout North America.” Mr. Norstrud also commented, “We expect to continue our growth strategies in 2008 and put a stronger concentration on creating potential investor awareness, increasing the number of shares that can trade on the open market and active communication with our current investors. We will continue our focus on the long term value of the stock.”

EBITDA for the 52-week period ended December 28, 2007 was approximately $337,300 compared to approximately $(1,187,700) in the comparable period of the prior year. The increase in the EBITDA directly relates to (i) a one-time charge of $303,400 related to the termination of a management agreement in 2006, (ii) a one-time charge of $468,300 related to the termination of capital raising efforts in 2006, (iii) $74,000 related to the early extinguishment of debt in 2006, (iv) increased gross margin in 2007 and (v) increased revenue in 2007. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization costs. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation. The Company believes EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent comparisons of the Company’s performance. In order to provide consistent comparisons of year-over-year EBITDA, the following reconciliation is provided.

	For the period ended
	December 28, 2007	December 29, 2006
Net loss as reported	$(360,000)	$(1,379,100)
Income tax benefit	(158,600)	(472,000)
Interest expense	526,900	182,700
Depreciation and amortization	329,000	480,700

EBITDA	$337,300	$(1,187,700)

USE OF GAAP AND NON-GAAP MEASURES

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company has included in this report earnings “EBITDA,” with EBITDA being defined by the Company as earnings before interest, taxes, depreciation and amortization. The Company also excludes the cumulative effect of a change in accounting principle, discontinued operations, and the impact of restructuring and other charges from the computation of EBITDA. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, EBITDA is a useful measure of operating performance before the impact of investing and financing transactions, making comparisons between companies’ earnings power more meaningful and providing consistent period-over-period comparisons of the Company’s performance. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to pay outstanding liabilities.

About Jagged Peak, Inc.

Jagged Peak, Inc. (OTCBB: JGPK), is a global provider of enterprise commerce, demand management, and fulfillment logistics solutions and services. The Company’s flagship product, EDGE (E-business Dynamic Global Engine), is a completely web-based software application that enables companies to automate and optimize order management, inventory and fulfillment business processes across multiple distribution points, customers, suppliers, and partners in real-time.

Jagged Peak serves a growing list of global clients in multiple industry segments including financial services, insurance, pharmaceutical, travel and tourism, automotive, manufacturing, and consumer goods. Deloitte and Touche’s Fast 50/Fast 500 program has recognized Jagged Peak as one of America’s fastest growing technology companies for four consecutive years (2000-2004). For more information, visit www.jaggedpeak.com.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those predicted in any such forward-looking statement include our ability to continue to lower our costs, our timely development and customers’ acceptance of our products, including acceptance by key customers, pricing pressures, rapid technological changes in the industry, growth of the market, increased competition, our ability to attract and retain qualified personnel, adverse changes in general economic conditions in the U.S. and internationally, risks associated with foreign operations and political and economic uncertainties associated with current world events. These and other risks are detailed from time to time in the Jagged Peak, Inc. periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its report on Form 10-KSB for its fiscal year ended December 29, 2006.